Microsoft Word 10.0.2627;                              EXHIBIT 99.1

CONTACT:          Elan Yaish
                  Chief Financial Officer
                  Telephone: (631) 951-7060
                  Fax: (631) 951-7639
                  Email: eyaish@mecnet.com

MANCHESTER TECHNOLOGIES ANNOUNCES FILING OF FORM 12b-25 FOR ITS QUARTERLY REPORT ON FORM 10Q FOR THE PERIOD ENDED APRIL 30, 2004

HAUPPAUGE, NY, June 14, 2004 - Manchester Technologies, Inc. (Nasdaq NM: MANC), which, through its wholly owned subsidiary Electrograph Systems, Inc., is a leading provider of display technology products, today announced that it has filed a Form 12b-25 "Notification of Late Filing" with the Securities and Exchange Commission with respect to its Quarterly Report on Form 10-Q for the three months ended April 30, 2004. On May 28, 2004, the Company sold its information technology fulfillment, professional services, and enterprise software development and operations consulting businesses to ePlus, inc. (the "Transaction"). The Company is unable to timely file its 10-Q due to the additional time needed to complete preparation of its financial statements to reflect discontinued operations in the April 30, 2004 financial statements and to provide all of the required disclosures necessitated by the Transaction. The Company anticipates that the Form 10-Q will be filed no later than the expiration of the five calendar day extension period obtained by filing the Form Rule 12b-25.

About Manchester Technologies, Inc.

Manchester Technologies, Inc. is a single-source solutions provider specializing in display technology solutions. Manchester offers a complete line of products and peripherals for customers' display technology requirements. More information about the Company can be obtained by visiting the Company's websites located at http://www.emanchester.com and http://www.electrograph.com.
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"Safe Harbor"  Statement under the Private  Securities  Litigation Reform Act of
1995:   This   press   release   includes   information   that  may   constitute
forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact, including, without limitation, those with respect to Manchester Technologies, Inc.'s objectives, plans and strategies set forth herein and those preceded by or that include the words "believes," "intends," "expects," "will," "plans," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements speak only as of the date of this press release. Manchester's actual results may differ materially from the results discussed herein as a result of a number of unknown factors, including, without limitation, there being no assurance that Manchester will not be adversely affected by continued intense competition in the display technology industry, continued deterioration in average selling prices of display technologies, a decrease in the growth of the display technology market, a lack of product availability, deterioration in relationships with major manufacturers, a loss or decline in sales to any of its major customers, or any of the other risks set forth in Manchester's Annual Report on Form 10-K for the year ended July 31, 2003, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release. These documents are available through the Company, or through the Securities and Exchange Commission's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.